EXHIBIT 99.1

OXiGENE Receives Meeting Minutes from FDA Type C Meeting on ZYBRESTAT(TM) Anaplastic Thyroid Program

SOUTH SAN FRANCISCO, Calif., March 21, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today that it has received minutes from a Type C meeting held on March 16, 2011, between OXiGENE and the US Food and Drug Administration (FDA) to discuss next steps in the development of ZYBRESTAT as a potential treatment for anaplastic thyroid cancer (ATC).

As the company anticipated, the FDA indicated at the meeting that the data from the FACT trial are suggestive of possible clinical activity that may warrant continued development, and that to seek regulatory approval, OXiGENE should plan to conduct an additional clinical trial with a survival endpoint. The FDA also confirmed that, as the company had expected, the Special Protocol Agreement (SPA) that had been agreed upon at the start of the study is no longer in effect.

"We appreciate the candid discussions and constructive feedback we received from the FDA representatives," said Peter Langecker, Chief Executive Officer of OXiGENE. "We believe that the totality of the data, which showed that of 84 ATC patients treated with ZYBRESTAT, 20 (approximately 24%) survived one year or longer as compared to a historical rate of less than 10%, provides a compelling basis for further study."

Dr. Langecker added: "We continue to be encouraged by the outcomes in all of our clinical studies to date, including the ATC study, and are reviewing our options to further develop our VDA therapies and the additional funding that would be needed through strategic partnerships and equity financing."

The company has submitted an abstract and expects to present the final data from the FACT study, an 80-patient, randomized, controlled trial of ZYBRESTAT in combination with carboplatin and paclitaxel in patients with ATC at ASCO in June 2011.

About ZYBRESTAT (fosbretabulin)

ZYBRESTAT is being evaluated in a Phase 2 study of patients with non-small cell lung cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include additional drug development activities and availability of additional financing or business partnerships may turn out to be wrong.  Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies, the level of interest among potential business partners and the availability of additional financing to continue development of OXiGENE's VDA therapies.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CONTACT: Investor and Media Contact:
         Michelle Edwards, Investor Relations
         medwards@oxigene.com
         650-635-7006